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                                                                      EXHIBIT 99

EG&G Changes Name to PerkinElmer; Continues Transformation to a Focused High Technology Company

-- PKI Becomes New Ticker Symbol --

WELLESLEY, Mass., Oct. 26 /PRNewswire/ -- EG&G, Inc. (NYSE: EGG - news) today begins operating under its new name, PerkinElmer, Inc., and trading under the new stock symbol (NYSE: PKI - news). The new name and stock symbol are part of the company's transformation to a focused high technology enterprise operating in four businesses -- Life Sciences, Fluid Sciences, Optoelectronics and Analytical Instruments.

"The change in our name and stock symbol mark another milestone in our transformation from a company highly reliant on government contracts to one totally focused on commercial high technology markets," said Gregory L. Summe, Chairman and CEO.

The company has also adopted a new logo and began an advertising campaign with the theme "Precisely." The logo symbolizes a forward looking, global technology company and "Precisely" communicates the type of products and services provided and how the company operates.

In celebration of this transformation milestone, PerkinElmer management will be ringing the closing bell at the New York Stock Exchange on October 26, 1999.

PerkinElmer, Inc. is a $1.6 billion high technology company based in Wellesley, Massachusetts, operating in four businesses -- Life Sciences, Fluid Sciences, Optoelectronics, and Analytical Instruments. The company has operations in over 100 countries, and is a component of the S&P 500 Index. Additional information is available at www.perkinelmer.com.